Exhibit 23

Consent of Independent Registered Public Accounting Firm

McGladrey LLP

McGladrey
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Westbury Bancorp, Inc. of our report dated January 11, 2013 on the consolidated financial statements of WBSB Bancorp, MHC and Subsidiary, which appears in the latest prospectus filed by Westbury Bancorp, Inc. pursuant to the Registration Statement on Form S-1 originally filed on October 25, 2012, as amended and declared effective on February 11, 2013, and to the reference of our firm under the captions “The Plan of Distribution”, “Experts” and “Legal and Tax Matters” in the prospectus.

/s/ McGladrey LLP

Milwaukee, Wisconsin
May 16,2013